Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS SECOND QUARTER NET INCOME OF $546 MILLION

AND $.98 DILUTED EPS

Earnings Reduced by $403 Million After Tax or $.76 EPS for Residential Mortgage Repurchase Obligations, Trust Preferred Redemptions, Integration Costs

Continued Growth in Customers and Loans

PITTSBURGH, July 18, 2012 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $546 million, or $.98 per diluted common share, for the second quarter of 2012. Net income for the first quarter of 2012 was $811 million, or $1.44 per diluted common share, and for the second quarter of 2011 was $912 million, or $1.67 per diluted common share. Second quarter 2012 earnings were reduced by $403 million after tax, or $.76 per diluted common share, consisting of $284 million after tax, or $.54 per diluted common share, for a provision for residential mortgage loan repurchase obligations, noncash charges of $85 million after tax, or $.16 per diluted common share, related to redemption of trust preferred securities and integration costs of $34 million after tax, or $.06 per diluted common share. Comparable items reduced earnings in the first quarter of 2012 by $115 million, or $.22 per diluted common share, and in the second quarter of 2011 by $17 million, or $.04 per diluted common share.

The company earned net income of $1.4 billion, or $2.42 per diluted common share, for the first six months of 2012 compared with $1.7 billion, or $3.24 per diluted common share, for the first six months of 2011.

“PNC’s results for the second quarter reflected strong operating performance in a challenging environment,” said James E. Rohr, chairman and chief executive officer. “While we experienced a few items that reduced our earnings in the short term, we were very pleased with our success in continuing to grow customer relationships and loans resulting in strong revenue. We are excited about the opportunities we see in our newly acquired southeastern markets and across our entire franchise to drive long-term value.”

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PNC Reports Second Quarter Net Income of $546 Million and $.98 Diluted EPS – Page 2

Income Statement Highlights

•	Second quarter earnings reflected solid net interest income growth, strong underlying consumer and corporate client fee income and well-managed expenses.

•

Net interest income of $2.5 billion for the second quarter increased 10 percent compared with the first quarter due to the full quarter benefit of the RBC Bank (USA) acquisition on March 2, 2012, organic loan growth and lower funding costs.

•

Noninterest income was $1.1 billion for the second quarter of 2012 and $1.4 billion for the first quarter. Second quarter included a $438 million provision for residential mortgage loan repurchase obligations compared with $32 million in the first quarter.

•

PNC has and expects to experience elevated levels of residential mortgage loan repurchase demands reflecting a change in behavior and demand patterns of two government-sponsored enterprises, FNMA and FHLMC, primarily related to loans sold in 2006 through 2008 in agency securitizations.

•

Strong underlying consumer and corporate client fee income drove 4 percent growth in noninterest income compared with the first quarter before giving effect to the provision for residential mortgage repurchase obligations.

•

Provision for credit losses increased to $256 million for the second quarter compared with $185 million for the first quarter primarily due to credit provisions related to the RBC Bank (USA) acquisition.

•

Noninterest expense was $2.6 billion for the second quarter, an increase of $193 million compared with the first quarter. Second quarter included noncash charges of $130 million related to redemption of trust preferred securities, a full quarter of operating expense for the RBC Bank (USA) acquisition of $149 million and integration costs of $52 million. First quarter included operating expense for RBC Bank (USA) of $40 million and integration costs of $145 million.

•	The RBC Bank (USA) acquisition is expected to be accretive to 2012 earnings, excluding integration costs.

Balance Sheet Highlights

•	PNC continued to expand and deepen customer relationships through new client acquisition and cross sales.

•	In Retail Banking, net checking relationships grew 128,000 organically in the first half of 2012, or 4 percent on an annualized basis.

•	Nearly 500 new primary clients in corporate banking were added in the first half of 2012.

•	Loans grew $4.2 billion, or 2 percent, during the second quarter to $180 billion at June 30, 2012 compared with the end of the first quarter.

•	Total commercial lending continued to have strong growth, increasing $3.5 billion, or 3 percent, over the first quarter.

•	Consumer lending increased $.7 billion primarily in automobile loans.

•	Overall credit quality improved during the second quarter of 2012 compared with the first quarter.

•	Nonperforming assets of $4.2 billion at June 30, 2012 declined 4 percent.

•	Accruing loans past due 90 days or more of $2.5 billion decreased 5 percent.

•	Net charge-offs of $315 million declined 5 percent.

•	Total deposits were $207 billion at June 30, 2012 compared with $206 billion at the end of the first quarter.

•	Transaction deposits grew $1.5 billion, or 1 percent, during the second quarter and increased to $166 billion, or 80 percent of deposits, at June 30, 2012.

•	Time deposits increased $2.4 billion reflecting higher Eurodollar deposits.

•	Retail certificates of deposit declined $3.1 billion as the final wave of higher rate acquired accounts matured in the second quarter.

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PNC Reports Second Quarter Net Income of $546 Million and $.98 Diluted EPS – Page 3

•	PNC’s balance sheet remained core funded with a loans to deposits ratio of 87 percent at June 30, 2012 and retained a strong bank holding company liquidity position.

•	PNC maintained strong capital levels with a Tier 1 common capital ratio of an estimated 9.3 percent at both June 30, 2012 and March 31, 2012.

•

PNC expects to reach its Basel III Tier 1 common capital ratio goal of 8.0 to 8.5 percent by year end 2013 without benefit of phase-ins, based on Basel III proposed rules and including application of Basel II and Basel II.5 rules.

•

The Tier I risk-based capital ratio of an estimated 11.4 percent at June 30, 2012 reflected second quarter capital actions of issuing approximately $1.5 billion of preferred stock and redeeming or announcing the redemption of approximately $1.8 billion of trust preferred securities.

•	In April 2012 the PNC board of directors raised the quarterly cash dividend on common stock to 40 cents per share, an increase of 5 cents per share, or 14 percent.

Earnings Summary
In millions, except per share data	2Q12	1Q12	2Q11
Net income	$546	$811	$912
Diluted earnings per common share	$.98	$1.44	$1.67
Average diluted common shares outstanding	530	529	527
Return on average assets	.74%	1.16%	1.40%
Return on average common equity	6.23%	9.41%	11.44%
Book value per common share Period end	$64.00	$63.26	$60.02
Cash dividends declared per common share	$.40	$.35	$.35

The Consolidated Financial Highlights accompanying this news release include additional information regarding provisions for residential mortgage repurchase obligations, trust preferred redemption charges and integration costs and include reconciliations of reported amounts to non-GAAP financial measures, including a reconciliation of business segment income to net income. Information in the financial tables included in this news release is unaudited. See the notes in the Consolidated Financial Highlights.

CONSOLIDATED REVENUE REVIEW

Revenue
In millions	2Q12	1Q12	2Q11	Change 2Q12 vs 1Q12	Change 2Q12 vs 2Q11
Net interest income	$2,526	$2,291	$2,150	10%	17%
Noninterest income	1,097	1,441	1,452	(24)%	(24)%

Total revenue	$3,623	$3,732	$3,602	(3)%	1%

Total revenue for the second quarter of 2012 declined compared with the first quarter and increased over second quarter 2011. Second quarter 2012 total revenue reflected strong net interest income and underlying consumer and corporate client fee income offset by a provision for residential mortgage repurchase obligations.

Net interest income increased in both comparisons primarily due to the full quarter benefit of the RBC Bank (USA) acquisition, organic loan growth and lower funding costs. The net interest margin

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PNC Reports Second Quarter Net Income of $546 Million and $.98 Diluted EPS – Page 4

increased to 4.08 percent for the second quarter of 2012 compared with 3.90 percent for the first quarter of 2012 and 3.93 percent for the second quarter of 2011. The increase in the margin was driven by a decline in the cost of interest-bearing deposits and borrowed funds and, in the linked quarter comparison, a higher yield on loans resulting from the full quarter benefit of the RBC Bank (USA) acquisition.

Noninterest Income
In millions	2Q12	1Q12	2Q11	Change 2Q12 vs 1Q12	Change 2Q12 vs 2Q11
Asset management	$278	$284	$288	(2)%	(3)%
Consumer services	290	264	333	10%	(13)%
Corporate services	290	232	228	25%	27%
Residential mortgage
Residential mortgage banking	265	262	184	1%	44%
Provision for residential mortgage repurchase obligations	(438)	(32)	(21)	NM	NM
Service charges on deposits	144	127	131	13%	10%
Net gains on sales of securities	62	57	82	9%	(24)%
Net other-than-temporary impairments	(34)	(38)	(39)	NM	NM
Other	240	285	266	(16)%	(10)%

	$1,097	$1,441	$1,452	(24)%	(24)%

Noninterest income for the second quarter of 2012 reflected strong underlying revenue from consumer and corporate clients. The decline in noninterest income of $344 million compared with the first quarter resulted from a $438 million provision for residential mortgage loan repurchase obligations. PNC has and expects to experience elevated levels of residential mortgage repurchase demands reflecting a change in behavior and demand patterns of two government-sponsored enterprises, FNMA and FHLMC, primarily related to loans sold in 2006 through 2008 in agency securitizations.

Asset management fees decreased $6 million from the linked quarter driven by lower equity markets. Consumer services grew $26 million in the comparison with first quarter across all fee categories as higher transaction volumes reflected seasonality and PNC’s success in growing customers. Corporate service fees increased $58 million over the linked quarter primarily due to higher merger and acquisition advisory fees and higher commercial mortgage banking revenue. Residential mortgage banking revenue reflected an increase in loan sales revenue driven by higher loan origination volume partially offset by lower net hedging gains on mortgage servicing rights. Service charges on deposits grew $17 million from first quarter levels primarily due to seasonally higher customer activity. Other noninterest income declined $45 million compared with the linked quarter primarily attributable to lower revenue associated with customer initiated hedging activity.

Noninterest income for the second quarter of 2012 decreased $355 million compared with the second quarter of 2011 primarily due to the higher provision for residential mortgage repurchase

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PNC Reports Second Quarter Net Income of $546 Million and $.98 Diluted EPS – Page 5

obligations and lower consumer service fees from the regulatory impact of lower interchange fees on debit card transactions. These declines were partially offset by an increase in residential mortgage banking income from higher loan sales revenue related to an increase in loan origination volume. Corporate service fees grew as a result of higher commercial mortgage banking revenue and higher merger and acquisition advisory fees. Service charges on deposits increased reflecting success in growing customers.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense
In millions	2Q12	1Q12	2Q11	Change 2Q12 vs 1Q12	Change 2Q12 vs 2Q11
Personnel	$1,119	$1,111	$976	1%	15%
Occupancy	199	190	176	5%	13%
Equipment	181	175	158	3%	15%
Marketing	67	68	63	(1)%	6%
Other	1,082	911	803	19%	35%

	$2,648	$2,455	$2,176	8%	22%

Noninterest expense for the second quarter of 2012 increased $193 million compared with first quarter 2012. Second quarter included noncash charges of $130 million for unamortized discounts related to redemption of trust preferred securities, a full quarter of operating expense for the RBC Bank (USA) acquisition of $149 million and integration costs of $52 million. The first quarter included operating expense of $40 million for the RBC Bank (USA) acquisition and integration costs of $145 million. Before giving effect to these items, noninterest expense would have been $2,317 million and $2,270 million, respectively, for the second and first quarters of 2012.

Noninterest expense increased $472 million in the comparison with second quarter 2011 primarily driven by operating expense for the RBC Bank (USA) acquisition, noncash charges related to redemption of trust preferred securities, higher integration costs, additions to legal reserves, increased expenses for other real estate owned and residential mortgage foreclosure-related matters, and higher pension costs.

The effective tax rate was 24.1 percent for the second quarter of 2012 compared with 25.7 percent for the first quarter of 2012 and 20.4 percent for the second quarter of 2011. The lower effective tax rate for the second quarter of 2011 was primarily attributable to a $54 million benefit related to the reversal of deferred tax liabilities.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $300 billion at June 30, 2012 compared with $296 billion at March 31, 2012 and $263 billion at June 30, 2011. Loan growth drove the linked quarter increase. In the comparison with the prior year second quarter, higher assets were primarily due to the RBC Bank (USA) acquisition and organic loan growth.

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PNC Reports Second Quarter Net Income of $546 Million and $.98 Diluted EPS – Page 6

Loans
In billions	6/30/2012	3/31/2012	6/30/2011	Change 6/30/12 vs 3/31/12	Change 6/30/12 vs 6/30/11
Commercial lending	$104.1	$100.6	$81.1	3%	28%
Consumer lending	76.3	75.6	69.2	1%	10%

Total loans	$180.4	$176.2	$150.3	2%	20%

Commercial lending increased $3.5 billion during the second quarter of 2012 as a result of strong loan growth primarily in corporate banking, real estate finance and asset-based lending. Consumer lending increased $.7 billion compared with March 31, 2012 as higher automobile loans were partially offset by runoff in education and residential real estate loans. Total loan originations and new commitments and renewals were $41 billion for the second quarter of 2012, including $1.2 billion of small business loans, compared with $35 billion for the first quarter of 2012 and $38 billion for the second quarter of 2011. Average loans of $178.0 billion in the second quarter of 2012 increased $13.4 billion, or 8 percent, compared with the first quarter, and $28.0 billion, or 19 percent, compared with second quarter 2011 reflecting a full quarter of loans added in the RBC Bank (USA) acquisition and organic loan growth.

Investment securities were $61.9 billion at June 30, 2012 compared with $64.6 billion at March 31, 2012 and $59.4 billion at June 30, 2011. The decrease from first quarter end was primarily due to principal paydowns related to agency residential mortgage-backed securities. The increase compared with second quarter 2011 primarily reflected higher agency residential mortgage-backed securities. Average investment securities were $61.4 billion for the second quarter of 2012 compared with $61.6 billion for the first quarter and $58.5 billion for the second quarter of 2011. At June 30, 2012, the available for sale investment securities balance included a net unrealized pretax gain of $.7 billion representing the difference between fair value and amortized cost compared with a net unrealized pretax gain of $.6 billion at March 31, 2012 and a net unrealized pretax loss of $.2 billion at June 30, 2011. The improvement compared with the previous quarters was primarily due to lower market interest rates.

Interest-earning deposits with banks of $4.0 billion at June 30, 2012 increased $1.9 billion compared with March 31, 2012 primarily due to increased funds on deposit with the Federal Reserve. Other assets of $24.6 billion as of June 30, 2012 increased $2.4 billion compared with June 30, 2011 largely attributable to assets acquired in the RBC Bank (USA) transaction.

Deposits
In billions	6/30/2012	3/31/2012	6/30/2011	Change 6/30/12 vs 3/31/12	Change 6/30/12 vs 6/30/11
Transaction deposits	$166.0	$164.5	$137.1	1%	21%
Other deposits	40.9	41.6	44.8	(2)%	(9)%

Total deposits	$206.9	$206.1	$181.9	—	14%

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PNC Reports Second Quarter Net Income of $546 Million and $.98 Diluted EPS – Page 7

Total deposits at June 30, 2012 increased $.8 billion compared with March 31, 2012 and $25.0 billion compared with June 30, 2011. In the linked quarter comparison, transaction deposits grew $1.5 billion and time deposits increased $2.4 billion reflecting higher Eurodollar deposits. These increases were partially offset by a decline in retail certificates of deposit of $3.1 billion as the final wave of higher rate acquired accounts matured in second quarter 2012. In the comparison with second quarter 2011, deposits added in the RBC Bank (USA) acquisition contributed to the increase. Average deposits were $202.7 billion for the second quarter of 2012, an increase of $10.6 billion over the first quarter and $21.9 billion over second quarter 2011 reflecting a full quarter of deposits added in the RBC Bank (USA) acquisition.

Borrowed funds increased to $43.7 billion at June 30, 2012 compared with $42.5 billion at March 31, 2012 and $35.2 billion at June 30, 2011 primarily to fund loan growth. In the linked quarter comparison increases in commercial paper and Federal Home Loan Bank borrowings were partially offset by lower bank notes and senior debt, federal funds purchased and repurchase agreements, and subordinated debt. The decline in subordinated debt reflected the redemption of trust preferred securities. On April 25, 2012 PNC redeemed $300 million of 6.125 percent trust preferred securities issued by PNC Capital Trust D and $6 million of 10.18 percent trust preferred securities issued by Yardville Capital Trust III, and on May 25, 2012 PNC redeemed $500 million of 6.625 percent trust preferred securities issued by National City Capital Trust III. These redemptions resulted in noncash charges of $130 million for the unamortized discounts in the second quarter of 2012. On June 28, 2012 PNC announced the redemption on July 30, 2012 of $450 million of 7.750 percent trust preferred securities issued by PNC Capital Trust E and $517.5 million of 8.000 percent trust preferred securities issued by National City Capital Trust IV. As a result, third quarter 2012 noncash charges of approximately $95 million are anticipated. Borrowed funds increased compared with June 30, 2011 primarily due to higher Federal Home Loan Bank borrowings and commercial paper. Average borrowed funds were $43.1 billion for the second quarter of 2012, $40.2 billion for the first quarter of 2012 and $35.0 billion for second quarter 2011.

Capital
	6/30/2012*	3/31/2012	6/30/2011
Common shareholders’ equity In billions	$33.9	$33.4	$31.6
Tier 1 common capital ratio	9.3%	9.3%	10.5%
Tier 1 risk-based capital ratio	11.4%	11.4%	12.8%

*	Ratios estimated

PNC continued to maintain strong capital levels and ratios. The increase in common shareholders’ equity was primarily attributable to the retention of earnings. The Tier 1 common capital ratio remained stable with the first quarter as growth in retained earnings was offset by higher risk-weighted assets from loan growth. The Tier 1 risk-based capital ratio also remained stable with the first quarter as the redemption of trust preferred securities in the second quarter and the impact of announcing trust preferred securities redemptions scheduled for third quarter 2012 were offset by the

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PNC Reports Second Quarter Net Income of $546 Million and $.98 Diluted EPS – Page 8

issuance of preferred stock. The decline in the Tier 1 common and Tier 1 risk-based capital ratios compared with June 30, 2011 primarily reflected the impact of the RBC Bank (USA) acquisition.

The PNC board of directors recently declared a quarterly common stock cash dividend of 40 cents per share with a payment date of August 5, 2012. During the second quarter, the quarterly cash dividend on common stock with a payment date of May 5, 2012 was increased from first quarter by 5 cents, or 14 percent, to 40 cents per share. PNC plans to purchase up to $250 million of common stock under its existing 25 million share repurchase program in open market or privately negotiated transactions during 2012. Such purchases were initiated in the second quarter with approximately $50 million repurchased as of June 30, 2012.

CREDIT QUALITY REVIEW

Credit Quality
				Change 6/30/12 vs 3/31/12	Change 6/30/12 vs 6/30/11
	At or for the quarter ended
In millions	6/30/2012	3/31/2012	6/30/2011
Nonperforming loans	$3,458	$3,581	$3,870	(3)%	(11)%
Nonperforming assets	$4,176	$4,361	$4,481	(4)%	(7)%
Accruing loans past due 90 days or more	$2,483	$2,609	$2,646	(5)%	(6)%
Net charge-offs	$315	$333	$414	(5)%	(24)%
Provision for credit losses	$256	$185	$280	38%	(9)%
Allowance for loan and lease losses	$4,156	$4,196	$4,627	(1)%	(10)%

Overall credit quality improved during the second quarter of 2012 compared with the first quarter. The decrease in nonperforming assets at June 30, 2012 compared with March 31, 2012 was primarily attributable to decreases in commercial real estate nonperforming loans and other real estate owned. The decline in nonperforming assets from second quarter 2011 resulted from lower commercial real estate and commercial nonperforming loans partially offset by higher home equity nonperforming loans and other real estate owned added in the RBC Bank (USA) acquisition. Nonperforming home equity loans were impacted by a first quarter 2012 policy change which placed home equity loans on nonaccrual status when past due 90 days or more compared with 180 days under the prior policy. Nonperforming assets to total assets were 1.39 percent at June 30, 2012 compared with 1.47 percent at March 31, 2012 and 1.70 percent at June 30, 2011.

Overall delinquencies decreased by $353 million, or 8 percent, as of June 30, 2012 compared with March 31, 2012. Accruing loans past due 30 to 59 days decreased $244 million in the linked quarter comparison declining in nearly all loan categories. Accruing loans past due 90 days or more declined $126 million due to lower past due residential real estate loans.

Net charge-offs for the second quarter of 2012 were .71 percent of average loans on an annualized basis compared with .81 percent for the first quarter of 2012 and 1.11 percent for the second quarter of 2011. Net charge-offs declined in the linked quarter comparison as decreases in commercial real estate and home equity loan net charge-offs were partially offset by increases primarily in commercial loan net charge-offs. Net charge-offs declined in the comparison with second

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PNC Reports Second Quarter Net Income of $546 Million and $.98 Diluted EPS – Page 9

quarter 2011 primarily due to lower commercial real estate and commercial loan net charge-offs. The increase in the provision for credit losses compared with first quarter 2012 was primarily driven by credit provisions related to the RBC Bank (USA) acquisition.

The allowance for loan and lease losses to total loans was 2.30 percent at June 30, 2012, 2.38 percent at March 31, 2012 and 3.08 percent at June 30, 2011. The decrease in the allowance compared with second quarter 2011 resulted from improved credit quality. The allowance to nonperforming loans was 120 percent at June 30, 2012 compared with 117 percent at March 31, 2012 and 120 percent at June 30, 2011.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	2Q12	1Q12	2Q11
Retail Banking	$136	$147	$129
Corporate & Institutional Banking	577	495	462
Asset Management Group	38	36	54
Residential Mortgage Banking	(213)	61	55
Non-Strategic Assets Portfolio	67	71	84
Other, including BlackRock	(59)	1	128

Net income	$546	$811	$912

Enhancements were made to internal transfer pricing methodology during the second quarter of 2012. Prior period amounts have been reclassified to conform with the current period presentation.

See accompanying notes in Consolidated Financial Highlights

Retail Banking
In millions	2Q12	1Q12	2Q11	Change 2Q12 vs 1Q12	Change 2Q12 vs 2Q11
Net interest income	$1,114	$1,045	$940	$69	$174
Noninterest income	$437	$391	$464	$46	$(27)
Provision for credit losses	$165	$135	$180	$30	$(15)
Noninterest expense	$1,171	$1,069	$1,020	$102	$151
Earnings	$136	$147	$129	$(11)	$7

In billions
Average loans	$64.4	$61.1	$57.9	$3.3	$6.5
Average deposits	$132.3	$125.3	$123.3	$7.0	$9.0

Retail Banking’s earnings for the second quarter of 2012 declined compared with the first quarter and increased compared with the second quarter of 2011. Net interest income increased in both comparisons due to the full quarter benefit of the RBC Bank (USA) acquisition. In the comparison with second quarter 2011, the increase was also attributable to higher deposit balances and improvements in spread as the business continued to execute on customer growth initiatives. Noninterest income increased over the first quarter due to organic growth in fee income. Noninterest

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PNC Reports Second Quarter Net Income of $546 Million and $.98 Diluted EPS – Page 10

income declined from the prior year second quarter as a result of the regulatory impact of lower interchange fees on debit card transactions partially offset by the benefit of the RBC Bank (USA) acquisition and increased debit and credit card transactions. Noninterest expense for the second quarter of 2012 was higher in both comparisons due to a full quarter of operating expense for the RBC Bank (USA) acquisition and, in the linked quarter comparison, increases related to higher transaction volumes. Higher additions to legal reserves impacted the prior year quarter comparison.

•

Retail Banking continued to successfully execute its customer growth strategy with net checking relationships of 6,349,000 at June 30, 2012, up 128,000 organically in the first half of 2012, or 4 percent on an annualized basis. Active online banking and active online bill payment customers increased 12 percent and 8 percent, respectively, since the beginning of 2012.

•

Average transaction deposits for the second quarter of 2012 increased $7.8 billion over the first quarter of 2012 as a result of a full quarter of deposits added in the RBC Bank (USA) acquisition and strong organic growth. Average certificates of deposit declined $1.7 billion primarily due to Retail Banking’s continued strategy to reduce higher rate certificates of deposit as the final wave of such acquired accounts matured in the second quarter. This decline was partially offset by the balances added in the RBC Bank (USA) acquisition. In the comparison to second quarter 2011, average transaction deposits increased $14.8 billion, or 18 percent, due to the RBC Bank (USA) acquisition and organic growth. Average certificates of deposit declined $7.6 billion, or 22 percent.

•

Average loans grew 5 percent over first quarter 2012 and 11 percent compared with the second quarter of 2011. In both comparisons, the increase was primarily the result of a full quarter impact of home equity and commercial loans from the RBC Bank (USA) acquisition. Growth in indirect auto loans also contributed to the increase over second quarter 2011.

•

Net charge-offs decreased to $187 million for second quarter 2012 compared with $191 million in the first quarter of 2012 and $223 million in the second quarter of 2011. In the prior year quarter comparison, small business and credit card loan net charge-offs declined. Nonperforming assets were $960 million at June 30, 2012, a decrease of $5 million compared with March 31, 2012.

•	PNC’s expansive branch footprint covers nearly half of the U.S. population in 17 states and Washington, D.C. with a network of 2,888 branches and 7,206 ATMs at June 30, 2012.

Corporate & Institutional Banking	2Q12	1Q12	2Q11	Change 2Q12 vs 1Q12	Change 2Q12 vs 2Q11
In millions

Net interest income	$1,085	$938	$874	$147	$211
Corporate service fees	$248	$200	$193	$48	$55
Other noninterest income	$106	$128	$135	$(22)	$(29)
Provision for credit losses	$33	$19	$31	$14	$2
Noninterest expense	$496	$463	$443	$33	$53
Earnings	$577	$495	$462	$82	$115

In billions
Average loans	$86.2	$77.3	$65.5	$8.9	$20.7
Average deposits	$59.5	$56.5	$47.3	$3.0	$12.2

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PNC Reports Second Quarter Net Income of $546 Million and $.98 Diluted EPS – Page 11

Earnings for Corporate & Institutional Banking increased in the second quarter of 2012 compared to both the first quarter of 2012 and the second quarter of 2011. The increase in both comparisons reflected higher net interest income primarily due to the full quarter benefit of the RBC Bank (USA) acquisition and higher loan balances. Corporate service fees grew compared with both previous quarters and included higher merger and acquisition advisory fees and higher commercial mortgage banking revenue. The increase in the provision for credit losses compared with the linked quarter was largely attributable to credit provisions related to the RBC Bank (USA) acquisition. Noninterest expense increased reflecting a full quarter of operating expense for the RBC Bank (USA) acquisition and higher other real estate owned expense in both comparisons.

•	Nearly 500 new primary clients in corporate banking were added in the first half of 2012.

•

Average loans increased in both comparisons due to a full quarter impact of loans added in the RBC Bank (USA) acquisition and strong loan growth from new and existing client activity in corporate banking, real estate finance and asset-based lending.

•	Average deposits increased in both comparisons as a result of a full quarter impact of deposits added in the RBC Bank (USA) acquisition and inflows into noninterest-bearing demand deposits.

•

Net charge-offs were $30 million in the second quarter of 2012 compared with $43 million in the first quarter and $85 million in the second quarter of 2011. The decrease from the first quarter was primarily due to a decline in commercial real estate loan net charge-offs. The decrease from second quarter 2011 reflected declines across all loan portfolios. Nonperforming assets declined for the ninth consecutive quarter.

•	The commercial mortgage servicing portfolio was $264 billion at June 30, 2012 and $268 billion at both March 31, 2012 and June 30, 2011.

Asset Management Group	2Q12	1Q12	2Q11	Change 2Q12 vs 1Q12	Change 2Q12 vs 2Q11
In millions
Net interest income	$75	$75	$69	—	$6
Noninterest income	$165	$168	$167	$(3)	$(2)
Provision for credit losses (benefit)	$(1)	$10	$(18)	$(11)	$17
Noninterest expense	$181	$176	$168	$5	$13
Earnings	$38	$36	$54	$2	$(16)

In billions
Assets under administration Quarter end	$214	$219	$219	$(5)	$(5)
Average loans	$6.1	$6.0	$6.1	$.1	—
Average deposits	$8.1	$8.4	$7.6	$(.3)	$.5

Asset Management Group earnings for the second quarter of 2012 grew slightly in the comparison with the first quarter of 2012. Net interest income was stable and noninterest income declined due to weaker equity markets. Provision for credit losses was a benefit due to overall stable credit quality. Noninterest expense increased from continued investments in the business to drive growth partially offset by disciplined expense management. Earnings decreased compared with the second quarter of 2011 primarily due to a

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PNC Reports Second Quarter Net Income of $546 Million and $.98 Diluted EPS – Page 12

lower benefit from provision for credit losses and higher noninterest expense from strategic business investments.

•	New primary clients grew nearly 25 percent in the first half of 2012 compared with the first half of 2011.

•

Assets under administration at June 30, 2012 included discretionary assets under management of $109 billion and nondiscretionary assets under administration of $105 billion. Discretionary assets under management decreased $3 billion compared with March 31, 2012 and were consistent with June 30, 2011. The decrease was driven by lower equity markets partially offset by strong sales performance and successful client retention.

•

Average loans increased compared with the first quarter as new client originations benefited from an attractive interest rate environment and loan referrals from other lines of business. Average deposits remained strong while reflecting net seasonal tax payment outflows. The mix of the deposit portfolio continued to shift to transaction deposits as clients seek liquidity and certificates of deposit declined as expected.

Residential Mortgage Banking	2Q12	1Q12	2Q11	Change 2Q12 vs 1Q12	Change 2Q12 vs 2Q11
In millions
Net interest income	$53	$51	$47	$2	$6
Noninterest income
Provision for residential mortgage repurchase obligations	$(438)	$(32)	$(21)	$(406)	$(417)
Other noninterest income	$276	$274	$193	$2	$83
Provision for credit losses (benefit)	$(2)	$(7)	$(8)	$5	$6
Noninterest expense	$230	$203	$140	$27	$90
Earnings (loss)	$(213)	$61	$55	$(274)	$(268)

In billions
Residential mortgage servicing portfolio	$116	$121	$125	$(5)	$(9)
Loan origination volume	$3.6	$3.4	$2.6	$.2	$1.0

Residential Mortgage Banking earnings declined compared with both the first quarter of 2012 and the second quarter of 2011 driven by the provision for residential mortgage repurchase obligations. PNC has and expects to experience elevated levels of residential mortgage repurchase demands reflecting a change in behavior and demand patterns of two government-sponsored enterprises, FNMA and FHLMC, primarily related to loans sold in 2006 through 2008 in agency securitizations. In both periods of comparison, other noninterest income reflected higher loan sales revenue driven by higher loan origination volume partially offset by lower net hedging gains on mortgage servicing rights and lower servicing fees. The increase in noninterest expense in both comparisons was attributable to higher additions to legal reserves, increased expense for residential mortgage foreclosure-related matters and costs associated with higher residential mortgage origination volumes. The fair value of mortgage servicing rights was $.6 billion at June 30, 2012, $.7 billion at March 31, 2012 and $1.0 billion at June 30, 2011. The decline in fair value was primarily due to lower mortgage interest rates.

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PNC Reports Second Quarter Net Income of $546 Million and $.98 Diluted EPS – Page 13

Non-Strategic Assets Portfolio	2Q12	1Q12	2Q11	Change 2Q12 vs 1Q12	Change 2Q12 vs 2Q11
In millions
Net interest income	$221	$217	$257	$4	$(36)
Noninterest income	$2	$(19)	$13	$21	$(11)
Provision for credit losses	$50	$18	$81	$32	$(31)
Noninterest expense	$67	$68	$56	$(1)	$11
Earnings	$67	$71	$84	$(4)	$(17)

In billions
Average loans	$12.9	$12.6	$13.6	$.3	$(.7)

Non-Strategic Assets Portfolio segment earnings decreased in the second quarter of 2012 compared with both the first quarter of 2012 and the second quarter of 2011. The decline in the linked quarter comparison was due to an increase in the provision for credit losses largely related to the consumer portfolio. Noninterest income increased compared with the linked quarter primarily related to a first quarter valuation adjustment associated with the liability for estimated losses on repurchase and indemnification claims. Lower earnings compared with second quarter 2011 were driven by a decline in net interest income from lower loan yields and loan balances partially offset by a decrease in the provision for credit losses reflecting overall improvement in credit quality.

•

The Non-Strategic Assets Portfolio primarily consists of non-strategic assets obtained through acquisitions of other companies. The linked quarter increase in average loans reflected a full quarter of loans added in the RBC Bank (USA) acquisition partially offset by customer payment activity and portfolio management activities to reduce underperforming assets. Certain assets in this segment continue to require special servicing and management oversight.

•

Net charge-offs were $83 million for the second quarter of 2012 compared with $91 million for the first quarter of 2012 and $96 million for the second quarter of 2011. The decrease was primarily due to lower net charge-offs in the commercial portfolios. The decline from second quarter 2011 was also attributable to lower net charge-offs on residential real estate and commercial real estate loans.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, alternative investments including private equity, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

PNC recorded a loss of $59 million in “Other, including BlackRock” for the second quarter of 2012 compared with income of $1 million for the first quarter of 2012 and earnings of $128 million for

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PNC Reports Second Quarter Net Income of $546 Million and $.98 Diluted EPS – Page 14

the second quarter of 2011. The decrease in both comparisons was primarily due to noncash charges related to redemption of trust preferred securities. The decrease was partially offset by lower integration costs compared with the linked quarter. In the comparison with second quarter 2011, earnings also declined due to higher integration costs.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Executive Vice President and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 10:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 272-3515 or (303) 223-4385 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s second quarter earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 or (402) 977-9140 (international), conference ID 21595644 and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports Second Quarter Net Income of $546 Million and $.98 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Six months ended
Dollars in millions, except per share data	June 30 2012	March 31 2012	June 30 2011	June 30 2012	June 30 2011
Revenue
Net interest income	$2,526	$2,291	$2,150	$4,817	$4,326
Noninterest income	1,097	1,441	1,452	2,538	2,907

Total revenue	3,623	3,732	3,602	7,355	7,233
Noninterest expense	2,648	2,455	2,176	5,103	4,246

Pretax, pre-provision earnings (a)	975	1,277	1,426	2,252	2,987
Provision for credit losses	256	185	280	441	701

Income before income taxes and noncontrolling interests (pretax earnings)	$719	$1,092	$1,146	$1,811	$2,286

Net income (b)	$546	$811	$912	$1,357	$1,744
Less:
Net income (loss) attributable to noncontrolling interests	(5)	6	(1)	1	(6)
Preferred stock dividends and discount accretion	25	39	25	64	29

Net income attributable to common shareholders	$526	$766	$888	$1,292	$1,721

Diluted earnings per common share	$.98	$1.44	$1.67	$2.42	$3.24

Cash dividends declared per common share	$.40	$.35	$.35	$.75	$.45

Integration costs:
Pretax	$52	$145	$5	$197	$6
After-tax	$34	$94	$3	$128	$4
Impact on diluted earnings per share	$.06	$.18	$.01	$.24	$.01

Noncash charges for unamortized discounts related to redemption of trust preferred securities:
Pretax	$130			$130
After-tax	$85			$85
Impact on diluted earnings per share	$.16			$.16

Provision for residential mortgage repurchase obligations:
Pretax	$438	$32	$21	$470	$35
After-tax	$284	$21	$14	$305	$23
Impact on diluted earnings per share	$.54	$.04	$.03	$.58	$.04

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

The after-tax amounts in this table and note (a) below were calculated using a marginal federal income tax rate of 35% and include applicable income tax adjustments.

(a)	We believe that pretax, pre-provision earnings, a non-GAAP measure, is useful as a tool to help evaluate the ability to provide for credit costs through operations.
(b)	See page 16 for a reconciliation of business segment income to net income.

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PNC Reports Second Quarter Net Income of $546 Million and $.98 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Six months ended
	June 30 2012	March 31 2012	June 30 2011	June 30 2012	June 30 2011
PERFORMANCE RATIOS
Net interest margin (a)	4.08%	3.90%	3.93%	3.99%	3.93%
Noninterest income to total revenue	30	39	40	35	40
Efficiency (b)	73	66	60	69	59
Return on:
Average common shareholders’ equity	6.23	9.41	11.44	7.80	11.29
Average assets	.74	1.16	1.40	.94	1.34

BUSINESS SEGMENT INCOME (LOSS) (c) (d)
In millions

Retail Banking	$136	$147	$129	$283	$188
Corporate & Institutional Banking (e)	577	495	462	1,072	906
Asset Management Group	38	36	54	74	103
Residential Mortgage Banking (f)	(213)	61	55	(152)	127
Non-Strategic Assets Portfolio	67	71	84	138	109
Other, including BlackRock (d) (g) (h)	(59)	1	128	(58)	311

Total net income (i)	$546	$811	$912	$1,357	$1,744

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended June 30, 2012, March 31, 2012, and June 30, 2011 were $35 million, $31 million, and $25 million, respectively. The taxable-equivalent adjustments to net interest income for the six months ended June 30, 2012 and June 30, 2011 were $66 million and $49 million, respectively.
(b)	Calculated as noninterest expense divided by total revenue.
(c)	Our business information is presented based on our internal management reporting practices. We refine our internal methodologies from time to time as our internal management reporting practices are enhanced. During the second quarter of 2012, enhancements were made to the transfer pricing methodology. Prior period amounts have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our financial statements.
(d)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our second quarter 2012 Form 10-Q will include additional information regarding BlackRock.
(e)	We consider a primary client relationship to be a corporate banking client relationship with annual revenue generation of $10,000 to $50,000 or more.
(f)	Includes provisions for residential mortgage repurchase obligations. See page 15 for additional information related to these amounts.
(g)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, alternative investments, including private equity, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting (GAAP), including the presentation of net income attributable to noncontrolling interests as the segments’ results exclude their portion of net income attributable to noncontrolling interests.
(h)	Includes amounts for integration costs and noncash charges for unamortized discounts related to redemption of trust preferred securities. See page 15 for additional information related to these amounts.
(i)	Includes expenses for residential mortgage foreclosure-related matters. These amounts have been allocated among the following: Residential Mortgage Banking, Non-Strategic Assets Portfolio, and Other. See page 15 for additional information related to these amounts.

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PNC Reports Second Quarter Net Income of $546 Million and $.98 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	June 30 2012	March 31 2012	June 30 2011
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$299,575	$295,883	$263,117
Loans (a) (b)	180,425	176,214	150,319
Allowance for loan and lease losses (a)	4,156	4,196	4,627
Interest-earning deposits with banks (a)	3,995	2,084	4,508
Investment securities (a)	61,937	64,554	59,414
Loans held for sale (b)	3,333	2,456	2,679
Goodwill and other intangible assets	10,962	11,188	10,594
Equity investments (a) (c)	10,617	10,352	9,776

Noninterest-bearing deposits	64,476	62,463	52,683
Interest-bearing deposits	142,447	143,664	129,208
Total deposits	206,923	206,127	181,891
Transaction deposits	166,043	164,575	137,109
Borrowed funds (a)	43,689	42,539	35,176
Shareholders’ equity	37,005	35,045	32,235
Common shareholders’ equity	33,884	33,408	31,588
Accumulated other comprehensive income	402	281	69

Book value per common share	64.00	63.26	60.02
Common shares outstanding (millions)	529	528	526
Loans to deposits	87%	85%	83%

CLIENT ASSETS (billions)
Discretionary assets under management	$109	$112	$109
Nondiscretionary assets under administration	105	107	110

Total assets under administration	214	219	219
Brokerage account assets	36	37	35

Total client assets	$250	$256	$254

CAPITAL RATIOS
Tier 1 common (d)	9.3%	9.3%	10.5%
Tier 1 risk-based (d)	11.4	11.4	12.8
Total risk-based (d)	14.3	14.4	16.2
Leverage (d)	10.1	10.5	11.0
Common shareholders’ equity to assets	11.3	11.3	12.0

ASSET QUALITY
Nonperforming loans to total loans	1.92%	2.03%	2.57%
Nonperforming assets to total loans, OREO and foreclosed assets	2.31	2.46	2.97
Nonperforming assets to total assets	1.39	1.47	1.70
Net charge-offs to average loans (for the three months ended) (annualized)	.71	.81	1.11
Allowance for loan and lease losses to total loans	2.30	2.38	3.08
Allowance for loan and lease losses to nonperforming loans (e)	120	117	120
Accruing loans past due 90 days or more (f)	$2,483	$2,609	$2,646

(a)	Amounts include consolidated variable interest entities. Our first quarter 2012 Form 10-Q included, and our second quarter 2012 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)	Amounts include assets for which we have elected the fair value option. Our first quarter 2012 Form 10-Q included, and our second quarter 2012 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(c)	Amounts include our equity interest in BlackRock.
(d)	The ratios as of June 30, 2012 are estimated.
(e)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans exclude certain government insured or guaranteed loans, loans held for sale, loans accounted for under the fair value option and purchased impaired loans.
(f)	Excludes loans held for sale and purchased impaired loans. In the first quarter of 2012, we adopted a policy stating that home equity loans past due 90 days or more would be placed on nonaccrual status. Prior policy required that these loans be past due 180 days before being placed on nonaccrual status.

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PNC Reports Second Quarter Net Income of $546 Million and $.98 Diluted EPS – Page 18

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital levels and ratios, liquidity levels, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

•	Changes in interest rates and valuations in debt, equity and other financial markets.

•	Disruptions in the liquidity and other functioning of U.S. and global financial markets.

•

The impact on financial markets and the economy of any changes in the credit ratings of U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the level of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe.

•	Actions by Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

•	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

•	Slowing or failure of the current moderate economic expansion.

•

Continued effects of aftermath of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

•	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•

Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than we are currently expecting. These statements are based on our current view that the moderate economic expansion will persist in 2012 and interest rates will remain very low.

•

Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

•

Changes resulting from legislative and regulatory reforms, including major reform of the regulatory oversight structure of the financial services industry and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and otherwise growing out of the recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

•	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel II.5 and Basel III initiatives.

•

Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s business and activities, such matters may include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

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PNC Reports Second Quarter Net Income of $546 Million and $.98 Diluted EPS – Page 19

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

•	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

•	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•

Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•

Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•	Our acquisition of RBC Bank (USA) presents us with risks and uncertainties related to the integration of the acquired businesses into PNC, including:

•

Anticipated benefits of the transaction, including cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

•

Our ability to achieve anticipated results from this transaction is dependent also on the extent of credit losses in the acquired loan portfolios and the extent of deposit attrition, in part related to the state of economic and financial markets. Also, litigation and regulatory and other governmental investigations that may be filed or commenced relating to the pre-acquisition business and activities of RBC Bank (USA) could impact the timing or realization of anticipated benefits to PNC.

•

Integration of RBC Bank (USA)’s business and operations into PNC may take longer than anticipated or be substantially more costly than anticipated or have unanticipated adverse results relating to RBC Bank (USA)’s or PNC’s existing businesses. PNC’s ability to integrate RBC Bank (USA) successfully may be adversely affected by the fact that this transaction results in PNC entering several geographic markets where PNC did not previously have any meaningful retail presence.

•

In addition to the RBC Bank (USA) transaction, we grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. These other acquisitions often present risks and uncertainties analogous to those presented by the RBC Bank (USA) transaction. Acquisition risks include those presented by the nature of the business acquired as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•

Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in the competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•

Business and operating results can also be affected by widespread disasters, dislocations, terrorist activities or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2011 Form 10-K, as amended by Amendment No. 1 thereto, and first quarter 2012 Form 10-Q, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments and Guarantees Notes of the Notes to Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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